    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 28, 2004
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): December 23, 2004


                              WESTERN WATER COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

          0-18756                                      33-0085833
  (Commission File Number)                (I.R.S. Employer Identification No.)

    102 WASHINGTON AVENUE, POINT RICHMOND,                       94801
                  CALIFORNIA                                  (Zip Code)
   (Address of Principal Executive Offices)

                                 (510) 234-7400
              (Registrant's Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
         (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

================================================================================

ITEM 7.01. REGULATION FD DISCLOSURE

         In a Current Report on Form 8-K, dated June 14, 2004, Western Water Company (the "Company") reported that its application with the Colorado Office of the State Engineer (the "SEO") for approval of a substitute water supply plan relating to its Cherry Creek Project in Colorado was unexpectedly denied by the SEO in April 2004.

         In a Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, the Company reported that it and the Cottonwood Water & Sanitation District ("Cottonwood") jointly submitted a new application for approval of a substitute water supply plan on September 22, 2004 with the SEO. In the same Quarterly Report, the Company noted that, based on its current estimates, unless it is able to consummate sales of the water delivery contract units associated with the Cherry Creek Project prior to approximately September 2005, or otherwise generate additional cash, the Company will not be financially able to sustain business operations thereafter.

         Limited Approval

         On December 23, 2004, the SEO rendered its decision ("the Decision") on the new application for a substitute water supply plan filed on September 22, 2004. A copy of the letter describing the Decision is attached hereto as Exhibit
99.1 and is incorporated herein by reference.

         Although the Decision approves a modified substitute water supply plan, it permits water deliveries only under certain conditions. The Company's application for a substitute water supply plan, on the other hand, sought approval for water deliveries under all physical conditions on Cherry Creek. The Decision restricts delivery operations under the plan to periods when Cherry Creek exhibits surface flow between the Company's delivery facilities (upstream) and Cottonwood's production facilities (downstream). Because Cherry Creek exhibits periodic and unpredictable dry spots in this reach of the Creek, the Decision's restriction to periods of live stream conditions seriously limits the value and utility of the substitute water supply plan. As a practical matter, the live stream condition undercuts the actual and perceived reliability of water deliveries, via Cherry Creek, from the Company's Cherry Creek Project to any downstream customer.

         In light of the Decision, the Company now believes that it will be unable to sell Cherry Creek Project water delivery contract units during the current fiscal year because the Company cannot assure the prospective purchasers of such units that they will be able to get water deliveries under all conditions.

         The Company and Cottonwood are evaluating potential responses to the Decision. Under Colorado law, the Decision could be appealed to the Division 1 Water Court within thirty days. Alternatively or in addition, the Company could seek approval of a plan of augmentation through the Water Court, or the Company and its customers could abandon plans for delivery via Cherry Creek and pursue pipeline delivery. However, the Company does not have the financial resources required to construct a delivery pipeline connecting its water production facilities with its prospective customers' delivery systems, and the time required to design, permit and construct such a pipeline is beyond the Company's current planning horizon through September 30, 2005, after which time the Company will not be financially able to sustain its business operations, unless the Company is able to generate additional cash. In light of the Decision, the Company also plans to consider the outright sale of the Cherry Creek Project. However, there are no assurances that a sale of the Cherry Creek Project could be arranged in a timely manner and pursuant to economic terms favorable to the Company.

         Unless Western Water Company is able to assure potential customers of reliable delivery of water under all physical conditions -- through an acceptable substitute water supply plan, an augmentation plan or other means -- the Company does not expect to be able to monetize the Cherry Creek Project's full value within the Company's current planning horizon through September 30, 2005.

         As previously reported, the Company's 9% Unsecured Subordinated Debentures in the amount of approximately $8.8 million are due and payable on September 30, 2005. The Company had planned to pay the Debentures from the proceeds of monetization of the Cherry Creek Project. In light of the Decision, the Company's ability to pay the Debentures when due is materially adversely affected.

ITEM 8.01 OTHER EVENTS.

         The disclosures set forth in Item 7.01 above are incorporated under this Item 8.01 by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

         (c)  Exhibits

Exhibit No.       Description
-----------       -----------
99.1              Letter from Dick Wolfe, P.E., Chief of Water Supply to Western
                  Water Company and Cottonwood Water & Sanitation District,
                  dated as of December 23, 2004.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       WESTERN WATER COMPANY


Date: December  28, 2004               By:    /s/ Michael Patrick George
                                              -------------------------
                                              Michael Patrick George
                                              Chairman, President,
                                              Chief Executive Officer and Chief
                                              Financial Officer